UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 22, 2018 (January 22, 2018)

VICI Properties Inc.

(Exact Name of Registrant as Specified in its Charter)

Maryland	000-55791	81-4177147
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8329 W. Sunset Road, Suite 210

Las Vegas, Nevada 89113

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (702) 820-3800

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01.	Other Events.

Launch of Initial Registered Public Offering

On January 22, 2018, VICI Properties Inc. (the “Company”) announced the launch of an initial registered public offering of its shares of common stock. A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Notice of Optional Redemption

On January 22, 2018, VICI Properties 1 LLC (“VICI PropCo”), a wholly-owned subsidiary of the Company, and its wholly owned subsidiary VICI FC Inc. (“VICI FC”, and, together with VICI PropCo, the “Issuers”), gave notice of the election of the Issuers to exercise their option under the indenture, dated as of October 6, 2017 (the “Indenture”), governing the 8.0% Second-Priority Senior Secured Notes due 2023 of the Issuers (the “Notes”), to redeem (the “Redemption”) on February 21, 2018 (the “Redemption Date”) approximately $268.4 million of the original aggregate principal amount of the Notes at a redemption price (the “Redemption Price”) equal to 108% of the principal amount of such Notes, plus any accrued and unpaid interest on such Notes as of the Redemption Date. The Redemption is conditioned upon receipt by VICI PropCo of the proceeds of the initial registered public offering of the shares of common stock of the Company in an amount sufficient to pay the Redemption Price on or before the Redemption Date, and to pay certain related fees and expenses.

The information contained in this Item 8.01, including Exhibit 99.1, does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities of the Company.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press release, dated January 22, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized

VICI PROPERTIES INC.

Date: January 22, 2018	By:	/s/ KENNETH J. KUICK
Kenneth J. Kuick
Senior Vice President and Chief Accounting Officer